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Thursday May 18, 11:23 am Eastern Time

COMPANY PRESS RELEASE

SOURCE: ReDox Technology Corporation

ReDOX TECHNOLOGY CORPORATION ANNOUNCES COMMENCEMENT OF BATTERY DEVELOPMENT

HOUSTON, May 18 /PRNewswire/ -- ReDOX Technology Corp. (OTC Bulletin Board:
RDOX - news) is pleased to announce that the development of their proprietary high energy density battery has begun. The project will involve a series of 5 prototypes that will be produced over the next 13 months.

The development process will involve the composition of the battery's elements based on an aluminum/sulfur system. Laboratory cells will be designed and constructed to verify performance, write specifications and to optimize design parameters related to the anode/electrolyte composition and configuration. The first prototype battery will be developed to apply the initial specifications and tested for efficiency and power density. Thereafter, additional prototypes will be developed to test various commercial applications.

ReDOX is very encouraged to have reached this stage of development and explains the potential magnitude of a successful end product. "An independent research lab studied our initial research and based on our design, said that the theoretical energy density for our battery is 648 Wh/kg (Watt hours per Kilogram). Energy density in standard lead acid batteries, based on size are 170, 336 or 447 Wh/kg. The significance of the composition of the ReDOX battery is its potential capacity to serve a stronger and longer life in a much smaller size. We believe that our battery can be applied to PC's, cell phones, hand-held devices, cars, any product that requires a battery." Said ReDOX President and CEO, Richard Szymanski, "The next 12 months will be an exciting phase for us. The potential for commercial application of our technology is vast in scope. As we move forward with the proto-types, we plan to present them to industry experts to assist us in planning a commercial strategy."

ReDOX management believes the testing and prototype development will substantiate that the ReDOX Battery can last more than twice as long, as a conventional alkaline battery has greater energy density than lithium ion batteries that power many of the newer laptop computers (providing longer service between charges), is less expensive to build, more powerful, totally harmless to the environment and is recyclable.
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About ReDOX

ReDOX Technology Corporation was formed in 1993 to develop innovative technologies. Mr. Szymanski has spent the past 15 years developing high- energy battery technology. ReDOX holds patents on thin-film aqueous aluminum- sulfur batteries which offer energy densities far greater than anything on the market now.

To learn more about ReDOX, please contact Paula Kane with Investor Relations at 877-318-1819 or via e-mail: paula@integritycapital.net. ReDOX is launching their new website in the coming weeks and will be located at www.rdox.com.

NOTE: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Company's Securities and Exchange Commission filings.

SOURCE: ReDox Technology Corporation
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